                                                                    EXHIBIT 1(b)

                      AMENDMENT NO. 1 TO PURCHASE AGREEMENT


          AMENDMENT NO. 1 dated as of October 11, 1996, to the PURCHASE AGREEMENT (including the Exhibits and Schedules thereto), dated as of June 20, 1996 (the "AGREEMENT"), between BORDEN, INC., a New Jersey corporation (the "SELLER"), and AEP INDUSTRIES INC., a Delaware corporation (the "BUYER").


                              W I T N E S S E T H :


          WHEREAS, in connection with the purchase by Buyer of Seller's Global Packaging Business, Seller and Buyer have agreed that the Agreement be amended as set forth below.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:

          Section 1. DEFINED TERMS. All capitalized terms used herein and not otherwise defined shall have the meanings given them in the Agreement.

          Section 2. AMENDMENT AND RESTATEMENT OF SECTION 1.2(H) OF THE AGREEMENT. Section 1.2(h) of the Agreement is hereby amended and restated to read in its entirety as follows:

               (h) Accounts receivable and other receivables of the Asset Sellers in existence on or prior to the Closing Date (whether or not billed) to the extent attributable to Borden Global Packaging Products sold prior to 11:59 P.M. on the Closing Date (the "EFFECTIVE TIME");

and thereafter in the Agreement, the term Effective Time shall be deemed to refer to 11:59 P.M. on the Closing Date.

          Section 3. AMENDMENT OF SECTION 1.2 OF THE AGREEMENT. Section 1.2 of the Agreement is hereby amended by adding the following subsection at the end thereof:

               (l) The Transferred Subsidiary Payables (as defined in Section 4.4) to the extent being transferred by an Asset Seller.

          Section 4. AMENDMENT OF SUBSECTION 1.3(C) OF THE AGREEMENT. Section 1.3(c) of the Agreement is hereby amended to read in its entirety as follows:

          (c) Except as otherwise set forth in Section 2.4(a) of the Seller Disclosure Schedule, cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills and other marketable securities

                                       -1-

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     (excluding deposits and prepayments to be transferred pursuant to
     Section 1.2(j) hereof);

          Section 5. AMENDMENT OF SUBSECTION 1.7(I) OF THE AGREEMENT. The Agreement is hereby amended to delete Subsection 1.7(i), and any reference thereto, in its entirety.

          Section 6. AMENDMENT OF SUBSECTION 2.2(A) OF THE AGREEMENT. The first sentence of Subsection 2.2(a) of the Agreement is hereby amended to read in its entirety as follows:

               (a) Subject to Section 2.4 hereof, regardless of whether the transfer of any Assets or Subsidiary Stock have been deferred pursuant to the provisions of Section 2.3 of this Agreement, in consideration for the sale and transfer of the Assets and the Subsidiary Stock, and subject to the terms and conditions of this Agreement, the Buyer shall on the Closing Date assume the Assumed Liabilities as provided in Section 1.6 hereof and shall transfer to or, in whole or in part, as directed by the Seller: (i) certificates representing the greater of (A) 2,412,818 newly-issued shares (the "FIXED SHARES") of common stock, par value $0.01 per share (the "BUYER COMMON STOCK"), of the Buyer and (B) a number of newly-issued shares of Buyer Common Stock (rounded up to the nearest whole share) equal to the quotient obtained by dividing (x) $80.0 million by (y) the Buyer Stock Price; PROVIDED, HOWEVER, that in the case of clause (B), in no event will the Buyer be required to deliver in excess of 4.0 million newly-issued shares of Buyer Common Stock (the "EQUITY CONSIDERATION"), all of which newly-issued shares shall have been duly authorized, validly issued, fully paid and nonassessable, (ii) a promissory note in the aggregate principal amount of $11,400,000 containing such terms and provisions as the parties may mutually agree (the "NOTE CONSIDERATION") and (iii) $249.5 million of cash in immediately available funds (the "CASH CONSIDERATION"; and together with the Equity Consideration and the Note Consideration, collectively referred to as the "PURCHASE PRICE").

          Section 7. PURCHASE PRICE ADJUSTMENT. Section 2.4 of the Agreement is hereby amended and restated to read in its entirety as follows:

               2.4 POST-CLOSING ADJUSTMENT. (a) Within 60 days following the Closing, the Seller shall, at its expense, prepare, or cause to be prepared, and deliver to the Buyer a balance sheet (the "CLOSING BALANCE SHEET") which shall set forth those assets and liabilities of the Packaging Business relevant to the adjustments contemplated by this Section 2.4 on the basis set forth on Section 2.4(a) of the Seller Disclosure Schedule as of the Effective Time. Subject to Section 2.4(a) of the Seller Disclosure Schedule, the Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles using the same accounting principles, methods, practices and estimation methodologies as were utilized in the preparation of the consolidated balance

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     sheet of the Packaging Business as at December 31, 1995 (the "1995 BALANCE
     SHEET") included as part of the Financial Information previously delivered to the Buyer. The Seller shall also deliver within 60 days from the Closing a calculation of (i) working capital derived from the Closing Balance Sheet on the basis set forth on Section 2.4(a) of the Seller Disclosure Schedule (the "CLOSING WORKING CAPITAL") and (ii) Closing Other Non-Current Liabilities. The term "CLOSING OTHER NON-CURRENT LIABILITIES" shall mean "Long-Term Liabilities", other than "Deferred income taxes", as set forth on the Closing Balance Sheet, consistent with this Section 2.4(a) and Section 2.4(a) of the Seller Disclosure Schedule. The term "CLOSING FIGURES" shall mean, collectively, the Closing Working Capital and the Closing Other Non-Current Liabilities.

               (b) The Buyer and the Buyer's accountants shall, within 30 days after the delivery by the Seller of the Closing Balance Sheet and calculation of the Closing Figures, complete their review of the Closing Figures, PROVIDED that the Seller has furnished to the Buyer all information reasonably requested by the Buyer necessary for its review of the Closing Figures. In the event that the Buyer determines that either of the components of the Closing Figures has not been stated or determined in accordance with this Section 2.4 and Section 2.4(a) of the Seller Disclosure Schedule, the Buyer shall inform the Seller in writing (the "BUYER'S OBJECTION"), setting forth the basis of the Buyer's Objection in reasonable detail and to the extent practicable the adjustments to the Closing Figures which the Buyer believes should be made, on or before the last day of such 30-day period. The Seller shall then have 30 days to review and respond to the Buyer's Objection. If the Seller and the Buyer are unable to resolve all of their disagreements with respect to the determination of the foregoing items within 30 days following the completion of the Seller's review of the Buyer's Objection, they shall refer their remaining differences to Ernst & Young LLP or another internationally recognized firm of independent public accountants as to which the Seller and the Buyer mutually agree (the "CPA FIRM"), which shall, acting as experts in accounting and not as arbitrators, determine on the basis of the standards set forth on Section 2.4(a) of the Seller Disclosure Schedule, and only with respect to the specific remaining accounting related differences so submitted, whether and to what extent, if any, either of the components of the Closing Figures requires adjustment. The Seller and the Buyer shall direct the CPA Firm to use its best efforts to render its determination within 45 days. The CPA Firm's determination shall be conclusive and binding upon the Buyer and the Seller. The fees and disbursements of the CPA Firm shall be shared equally by the Buyer, on the one hand, and the Seller, on the other hand. The Buyer and the Seller shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the 1995 Balance Sheet, the Closing Balance Sheet, the Closing Working Capital, the Closing Other Non-Current Liabilities and all other items

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

     reasonably requested by the CPA Firm. The "Adjusted Closing Working Capital" shall be (i) the Closing Working Capital in the event that (x) no Buyer's Objection is delivered to the Seller during the 30-day period specified above, or (y) the Seller and the Buyer so agree, (ii) the Closing Working Capital, adjusted in accordance with the Buyer's Objection in the event that the Seller does not respond to the Buyer's Objection within the 30-day period following receipt by the Seller of the Buyer's Objection, or
     (iii) the Closing Working Capital, as adjusted by either (x) the agreement of the Seller and the Buyer or (y) the CPA Firm. The "Adjusted Closing Other Non-Current Liabilities" shall be (i) the Closing Other Non-Current Liabilities in the event that (x) no Buyer's Objection is delivered to the Seller during the 30-day period specified above, or (y) the Seller and the Buyer so agree, (ii) the Closing Other Non-Current Liabilities, adjusted in accordance with the Buyer's Objection in the event that the Seller does not respond to the Buyer's Objection within the 30-day period following receipt by the Seller of the Buyer's Objection, or (iii) the Closing Other Non-Current Liabilities, as adjusted by either (x) the agreement of the Seller and the Buyer or (y) the CPA Firm. "Adjusted Closing Figures" shall include the Adjusted Closing Working Capital and the Adjusted Closing Other Non-Current Liabilities.

               (c) The Buyer shall provide the Seller and its accountants full access to the books and records of the Packaging Business, to any other information, including work papers of their accountants, and to any employees to the extent necessary for the Seller to prepare the Closing Balance Sheet and determine the Closing Figures. The Buyer and its accountants shall have the opportunity to observe the taking of the Inventory (which may begin prior to the Closing Date on a date mutually agreed to by the Buyer and the Seller and which shall be taken on a year-end basis consistent with past practice) in connection with the preparation of the Closing Balance Sheet and the Closing Figures and shall have full access to all information used by the Seller in preparing the 1995 Balance Sheet, the Closing Balance Sheet and the Closing Figures, including the procedures, books, records and work papers of its accountants.

               (d) Within 10 business days following determination of the Adjusted Closing Figures, the Buyer or the Seller, as the case may be, shall make an adjustment payment (the "ADJUSTMENT AMOUNT") equal to the difference between the Buyer Adjustment Amount and the Seller Adjustment Amount. The "Buyer Adjustment Amount" shall equal the sum of (i) the amount, if any, by which (A) the Adjusted Closing Working Capital exceeds
     (B) the Pre-Closing Working Capital, (ii) the amount, if any, by which $7,450,000 exceeds the Adjusted Closing Other Non-Current Liabilities and
     (iii) $17.0 million. The "Pre-Closing Working Capital" shall be equal to the working capital of the Packaging Business at December 31, 1995 as set forth on Section 2.4(d) of the Seller Disclosure Schedule. The "Seller Adjustment Amount" shall equal the sum of (i) the amount, if any, by which
     (A) the Pre-Closing

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     Working Capital exceeds (B) the Adjusted Working Capital and (ii) the amount, if any, by which the Adjusted Closing Other Non-Current Liabilities exceeds $9,450,000. If any component of the calculation of the Buyer Adjustment Amount or the Seller Adjustment Amount results in a number which is less than zero, such component shall be deemed to be zero.

               (e) The Adjustment Amount will be payable (x) by the Seller to the Buyer to the extent that the Seller Adjustment Amount exceeds the Buyer Adjustment Amount at the Seller's option (i) in U.S. dollars in the amount of the Adjustment Amount or (ii) in such number of shares of the Buyer Common Stock equal to the quotient obtained by dividing (a) the Adjustment Amount by (b) the Average Buyer Common Stock Price (the "ADJUSTMENT SHARES"), and (y) by the Buyer to the Seller to the extent that the Buyer Adjustment Amount exceeds the Seller Adjustment Amount in the form of U.S. dollars, plus, in either case, interest, payable in cash, on the Adjustment Amount from the Closing Date through the date of payment at the "base rate" of Citibank, N.A. or any successor thereto in New York, New York on the Closing Date. The Adjustment Amount payable pursuant to this Section 2.4(e) shall be paid, in the case of clauses (x)(i) and (y) above, by wire transfer of immediately available funds to an account designated by the Buyer, on the one hand, or the Seller, on the other hand, as the case may be, and, in the case of clause (x)(ii) above, by delivery to the Buyer of stock certificates representing the Adjustment Shares, duly endorsed for transfer to the Buyer or accompanied by stock powers duly executed in favor of the Buyer, together with evidence of payment of any applicable transfer and documentary stamp taxes and other fees.

          Section 8. AMENDMENT AND RESTATEMENT OF SECTION 4.4 OF THE AGREEMENT.
Section 4.4 of the Agreement is hereby amended and restated to read in its entirety as follows:

               4.4  INTERCOMPANY TRANSACTIONS.  Except as set forth in Section
     4.4 of the Seller Disclosure Schedule (the "Transferred Subsidiary Payables"), on or prior to the Closing, all intercompany receivables or payables and loans then existing between the Seller, any Subsidiary (other than a Transferred Subsidiary) or any other subsidiary or affiliate of the Seller which is not a Subsidiary (the "NON-PACKAGING AFFILIATES") on the one hand, and the Transferred Subsidiaries, on the other hand, shall be settled by way of capital contribution (with respect to intercompany payables or loans due to the Seller, any Subsidiary (other than a Transferred Subsidiary) or any Non-Packaging Affiliate) or by way of dividend in kind (with respect to receivables of the Transferred Subsidiaries owed by the Seller, any Subsidiary or any Non-Packaging Affiliate). Such settlement shall be accomplished without any violation of any law or regulation or any incurrence of any tax, penalties, interest or other charges (other than taxes with respect to which the Seller has agreed to indemnify the Buyer). Effective as of the Closing, the Seller, on behalf of itself and the Non-Packaging

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     Affiliates, hereby assigns to the Buyer all right, title and interest in the Transferred Subsidiary Payables and from and after such time the Transferred Subsidiaries set forth on Section 4.4 of the Seller Disclosure Schedule shall have no further liability to the Seller or the Non-Packaging Affiliates with respect to the Transferred Subsidiary Payables; PROVIDED, HOWEVER, that such assignment of the Transferred Subsidiary Payables will have no affect on the purchase price pursuant to Section 2.4.

          Section 9. AMENDMENT AND RESTATEMENT OF EXHIBIT A TO THE AGREEMENT. Exhibit A to the Agreement is hereby amended and restated to read in its entirety as set forth on Annex A to this Amendment.

          Section 10. AMENDMENT AND RESTATEMENT OF EXHIBIT B-1 TO THE AGREEMENT. Exhibit B-1 to the Agreement is hereby amended and restated to read in its entirety as set forth on Annex B to this Amendment.

          Section 11. AMENDMENT AND RESTATEMENT OF EXHIBIT F OF THE AGREEMENT. The Transition License Agreement in the Form of Exhibit F to the Agreement is hereby amended and restated to read in its entirety in the form of Annex C to this Amendment.

          Section 12. AMENDMENT AND RESTATEMENT OF SECTION 4.5 OF THE AGREEMENT. Section 4.5 of the Agreement is hereby amended and restated to read in its entirety as follows:

               4.5 GUARANTEES. The Buyer shall use its best efforts (which shall not include agreeing to any modifications of the terms of the underlying obligations) to cause itself or one or more of its affiliates to be substituted in all respects for the Seller or the Subsidiaries (other than the Transferred Subsidiaries), effective as of the Closing, in respect of all obligations of the Seller and any of the Subsidiaries (other than the Transferred Subsidiaries) under each of the guarantees, indemnities, surety bonds, letters of credit and letters of comfort set forth on Section
     4.5 of the Seller Disclosure Schedule obtained by the Seller or the Subsidiaries (other than the Transferred Subsidiaries) for the benefit of the Packaging Business (the "GUARANTEES"); provided, however, to the extent it is impracticable for Buyer to effect any such substitution effective as of the Closing, the Buyer shall continue to use its best efforts to cause such substitution as promptly as practicable after the Closing. Subsequent to the Closing, with respect to any uncancelled Guaranty for which no substitution is effected, the Buyer shall, pursuant to Section 9.4, indemnify the Seller or any of its affiliates against any liability under any such Guarantee.

          Section 13. AMENDMENT AND RESTATEMENT OF SECTION 4.12 OF THE AGREEMENT. Section 4.12 of the Agreement is hereby amended and restated to read in its entirety as follows:

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               4.12.     FACILITIES AGREEMENTS.  On the Closing Date, the Buyer
     and the Seller shall execute and deliver an agreement (the "SHARED FACILITIES AGREEMENT"), with respect to facilities shared by the Packaging Business and the Seller's chemicals business at North Baddesley, United Kingdom, Edmonton, Alberta, Laval, Quebec and West Hill, Ontario in order to coordinate the on-going operations at such facilities, coordinate the "de-linking" of the operations of the Packaging Business from the operations relating to the Seller's chemicals business at such facilities and provide certain transitional services on the terms and subject to the conditions set forth therein.

The Shared Facilities Agreement is attached hereto as Annex D.

          Section 14. AMENDMENT AND RESTATEMENT OF SECTION 4.13 OF THE AGREEMENT. Section 4.13 of the Agreement is hereby amended and restated to read in its entirety as follows:

               4.13. TRANSITION SERVICES AGREEMENT. On or before the Closing Date, the Buyer and the Seller shall execute and deliver certain agreements listed on Annex E hereto (the "TRANSITION SERVICES AGREEMENTS"), pursuant to which the Seller agrees to provide certain transitional services on the terms and subject to the conditions set forth therein. Except as specifically agreed in writing in the Transition Services Agreements, Seller is not obligated to provide any transition services to Buyer.

All references in the Agreement to "Transition Services Agreement" shall be deemed to be references to the "Transition Services Agreements."

          Section 15. AMENDMENT OF SECTION 5.1 OF THE AGREEMENT. Section 5.1 of the Agreement is hereby amended by adding the following subsection at the end thereof:

               (e) Contemporaneously with the Closing, the transactions contemplated by the Offer to Sell Property, dated as of October 10, 1996, between Borden Australia Pty Limited and Borden Australia Pty Limited as trustee of the Borden Australia Unit Trust, shall have been consummated.

          Section 16. DELETION OF EXHIBITS G AND H. The Agreement is hereby amended to delete any references to Exhibit G and Exhibit H.

          Section 17. AMENDMENT AND RESTATEMENT OF SECTION 7.1 OF THE AGREEMENT. Section 7.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

               7.1 GENERAL. This Agreement may be terminated and the transactions contemplated herein may be abandoned, (a) by mutual consent of the Buyer and the Seller; (b) by the Buyer or the Seller by notice to the other party in the event that the Closing Date shall not have occurred on or before January 31, 1997; provided, however, that if the Closing Date

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

     shall not have occurred on or before such date due to the act or omission of the Buyer or the Seller, then that party may not terminate the Agreement; (c) by the Seller, in its sole discretion, if the Buyer fails to deliver Definitive Financing Agreements to the Seller on or before October 10, 1996 or if at any time thereafter any such Definitive Financing Agreements shall cease to be in full force and effect and Seller shall not have replaced such Definitive Financing Agreements prior to the earlier of three weeks thereafter and January 31, 1997; or (d) the Seller, if any required approval by the stockholders of the Buyer shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof except as a result of a material breach of this Agreement by the Seller or an inability to satisfy Section 5.2(a).

          Section 18. AMENDMENT AND RESTATEMENT OF SECTION 9.9 OF THE AGREEMENT. Section 9.9 of the Agreement is hereby amended and restated to read in its entirety as follows:

               9.9 ASSIGNABILITY. This Agreement shall not be assignable by the Seller without the prior written consent of the Buyer or by the Buyer without the prior written consent of the Seller; PROVIDED, HOWEVER, that the Buyer may assign its rights hereunder to one or more wholly-owned subsidiaries of the Buyer, but no such assignment shall release the Buyer from its obligations hereunder.

          Section 19. AMENDMENT OF THE SELLER DISCLOSURE SCHEDULE. The Seller Disclosure Schedule is hereby amended as set forth on Annex F.

          Section 20. TERMINATION OF DELAWARE LEASE. The Buyer hereby agrees to reimburse the Seller for any expenses incurred by the Seller in connection with the termination of the lease pursuant to which the Seller leases office space at 2711 Centreville, Wilmington, Delaware.

          Section 21. EMPLOYEE RELATIONS AND BENEFITS. The terms and provisions of the documents listed on Annex G to this Amendment (the "Revised Terms and Provisions") are hereby incorporated in their entirety into Section 6 of the Agreement. To the extent that the Revised Terms and Provisions are inconsistent with the existing terms and provisions of Section 6 of the Agreement, the Revised Terms and Provisions shall control.

          Section 22. FOREIGN CURRENCY. Seller and Buyer hereby confirm that they have directed their respective foreign exchange banks set forth on Annex H hereto to deliver the foreign currencies in the amounts and to the financial institutions set forth on Annex H and that such amounts represent true value at October 11, 1996.

          Section 23. AMENDMENT AND RESTATEMENT OF SECTION 4.9(B) OF THE AGREEMENT. Section 4.9(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

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

          (b) Effective at the Effective Time, the Buyer shall be responsible for funding all disbursements of the Packaging Business. Any cash, cash equivalents, similar investments, certificates of deposit, Treasury bills and other marketable securities held by the Packaging Business at the Closing shall be treated by the parties consistent with Section 2.4(a) of the Seller Disclosure Schedule.

          Section 24. LIMITATION OF AMENDMENT. Except as expressly provided herein, in the Revised Terms and Provisions, in the Governance Agreement (as amended) and the letter agreements and arrangements set forth on Annex I hereto (the "Letter Agreements"), the Agreement shall continue to be, and shall remain, in full force and effect. Except as expressly provided herein, in the Revised Terms and Provisions, in the Governance Agreement (as amended) and the Letter Agreements, this Amendment, the Revised Terms and Provisions, the Governance Agreement (as amended) and the Letter Agreements shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement.

          Section 25. SEVERABILITY. If any provision of this Amendment shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Amendment shall not be affected and shall remain in full force and effect.

          Section 26. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          Section 27. APPLICABLE LAW. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles thereof.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

                                       BORDEN, INC.


                                       By: _________________________________
                                            Name:
                                            Title:


                                       AEP INDUSTRIES INC.


                                       By: _________________________________
                                            Name:
                                            Title:



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